Exhibit 3.1
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
VIPER ENERGY PARTNERS LP

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF VIPER ENERGY PARTNERS LP, dated as of November 2, 2023 (this “Amendment”), is entered into by VIPER ENERGY PARTNERS GP LLC (the “General Partner”), a Delaware limited liability company and the general partner of VIPER ENERGY PARTNERS LP (the “Partnership”), a Delaware limited partnership, pursuant to the authority granted to the General Partner in Section 13.1 of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 9, 2018, as amended by the First Amendment to the Second Amended and restated Agreement of Limited Partnership of the Partnership, dated as of May 10, 2018 (collectively, the “Partnership Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may, without the approval of any other Partner, amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, in connection with the Conversion, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the amendments contemplated by this Amendment do not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

A.    Amendment

Section 14.3(d) is hereby amended and restated in its entirety as follows:

“Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member under the Delaware Act or cause the Partnership to lose, revoke or change its election to be classified as a corporation for U.S. federal tax purposes, (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners with substantially the same or greater rights and substantially the same or less obligations as are herein contained.”

B.    Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
C.    Severability. Each clause or provision of this Amendment shall be considered severable and if for any reason any clause or provision herein is determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
D.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.
E.    Consent of General Partner. By executing and delivering this Amendment, the General Partner hereby expressly consents to the terms hereof.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER

Viper Energy Partners GP LLC

By:	/s/ P. Matt Zmigrosky
Name:	P. Matt Zmigrosky
Title:	Executive Vice President, Secretary and General Counsel